                                                     EXHIBIT 10.26


* Portions of this document have been omitted pursuant to a request for confidential information.


                    TECHNICAL DEVELOPMENT AND LICENSE AGREEMENT

          This Agreement dated as of the 8th day of December, 1997 (the "Agreement") by and between ACTIMED LABORATORIES, INC. ("ActiMed"), a Delaware corporation, having its principal place of business at 5 Terri Lane, Burlington, NJ 08016, and PACIFIC BIOMETRICS, INC. ("PBI"), a Delaware corporation, having its principal place of business at 1370 Reynolds Avenue, Suite 119, Irvine, CA 92614.

          WHEREAS, ActiMed possesses proprietary thin film and dye technology suitable for use in Product, as herein defined;

          WHEREAS, ActiMed further possesses GMP manufacturing facilities and adaptable manufacturing equipment;

          WHEREAS, PBI possesses a proprietary, non-invasive glucose diagnostic test using a saliva sampling device known as SalivaSac-Registered Trademark-;

          WHEREAS, ActiMed and PBI desire to enter into a development relationship to develop Product, as herein defined;

          WHEREAS, PBI desires to obtain from ActiMed and ActiMed desires to grant to PBI, an exclusive, world-wide license to manufacture and market Product, as herein defined, in the Field, as herein defined; and

          WHEREAS, ActiMed desires to obtain from PBI, and PBI desires to grant to ActiMed, a right of first refusal to exclusively manufacture Product, as herein defined.

          NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. DEFINITIONS. Unless otherwise provided, each capitalized term used herein shall have the following meaning.

               1.1. "ActiMed Core Technology" shall mean technology, both devices and methods, described or claimed in the ActiMed Patents, and/or related to dye, film or ENACT flow-through technology, and any extension, improvement, enhancement, modification or continuation thereof.

               1.2. "ActiMed Patents" shall mean the Patents specified in Exhibit A, and any additional Patents owned or controlled by ActiMed during the term of the ActiMed License, the claims of which cover use, sale or manufacture of Product. Notwithstanding the provisions of this Section 1.2, ActiMed Patents shall not include ActiMed Program Patents.

               1.3 "ActiMed Program Inventions" shall have the meaning stated in Section 7.1.1.

               1.4. "ActiMed Program Patents" shall mean any Patents claiming ActiMed Program Inventions.

               1.5.   "Additional Countries" shall have the meaning stated in
Section 7.8.

               1.6. "Affiliate" shall mean any corporation, partnership or organization which directly or indirectly controls, is controlled by or is under common control with a party. Existence of such control is established by the direct or indirect ownership of more than 50% of the voting interest in an entity.

               1.7.   "Agreed Countries" shall have the meaning stated in
Section 7.7.

               1.8. "Coating" shall mean the steps of manufacturing a Test Device, either alone or as part of a multi-component Product, involving coating the physical substrate of the Test Device with Formulation.

               1.9. "Development Budget" shall mean the projected cost of funding the Development Plan, as agreed to by the parties.

               1.10. "Development Plan" shall mean a research and development plan for the development of First Generation Monitoring Product as defined in
Section 1.15, Second Generation Monitoring Product as defined in Section 1.41, and Screening Product as defined in Section 1.40, through the Development Program, which plan shall include a Development Budget, a specific schedule for work, performance milestones, product specifications and personnel requirements for each product, and which is attached hereto as Exhibit B, and as modified from time to time.

               1.11. "Development Program" shall mean the collaborative research and development program to develop Product.

               1.12. "Field" shall mean human non-invasive saliva glucose testing for screening for and monitoring diabetes.

               1.13. "Finishing" shall mean the steps of manufacturing a Test Device, either alone or as part of a multi-component Product, after Coating, involving lamination and cutting.

               1.14. "First Commercial Sale" as to a specific type of Product shall mean the first time such Product is sold to non-Affiliate third parties.

               1.15. "First Generation Monitoring Product" shall mean a multi-component sampling and measurement device which shall include a Test Device, a collection sack based on SalivaSac-Registered Trademark-, and a measurement meter, which First Generation Monitoring Product, at the time of manufacture, use or sale, is either (a) covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the ActiMed Patents or the ActiMed Program patents, or (b) covered by one or more claims of the Joint Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the Joint Program Patents.

               1.16. "Formulation" shall mean a mixture of components, which may include dyes, stabilizers, surfactants and additives, used in the manufacture of a Test Device to provide sensitivity to the Test Device.

               1.17. "Formulation Transfer Price" shall have the meaning set forth in Section 6.4.3.1.

               1.18. "Formulation Supply Agreement" shall have the meaning set forth in Section 6.4.3.

               1.19. "Fully Absorbed Plant Cost" shall mean the cost of manufacturing a product or component of a finished product. This cost includes direct labor, including salary, taxes, and fringe benefits; materials; and plant overhead, including indirect labor, supervision, rent, utilities, taxes, and other necessary plant costs applied to the units of product or component produced. Overhead charges shall be applied on the basis of reasonable estimates of production volume for the product in question and allowing for absorption of overhead costs by other products or components produced in the same plant. GAAP accounting principles shall be applied in the calculation of cost, and PBI shall have the right to audit the cost calculation at its own expense.

               1.20. "Intellectual Property" shall mean the intellectual property described by and contained within the ActiMed Patents, the PBI Patents, and Program Inventions.

               1.21.  "Invention Owner" shall have the meaning stated in
Section 7.6.

               1.22. "Joint Program Inventions" shall have the meaning stated in Section 7.1.3.

               1.23. "Joint Program Patents" shall mean any Patents claiming Joint Program Inventions.

               1.24. "Manufacturing Agreement" shall have the meaning stated in Section 6.2.

               1.25. "Manufacturing Process" shall mean all steps of manufacturing a Test Device from Formulation and necessary raw materials, including, but not limited to, Coating and Finishing.

               1.26. "Manufacturing Process Information" shall have the meaning stated in Section 6.3.2.

               1.27. "Net Sales" shall mean all sales of Product by PBI or its sublicensees, less: (a) normal trade and cash discounts actually allowed to customers; (b) credits or refunds actually allowed, including chargebacks, consistent with a policy to be established by ActiMed and PBI and industry practices; (c) freight charges and insurance paid directly with respect to the sale; and (d) sales and other excise taxes imposed and paid directly with respect to the sale.

               1.28.  "Non-Owning Party" shall have the meaning stated in
Section 7.6.

               1.29. "Overrun Expenses" shall mean research or development-related expenses in excess of the Development Budget.

               1.30. "Patents" shall mean patents, patent applications, continuations, continuations-in-part, divisionals, patents of addition, reissues, renewals or extensions thereof and all Supplemental Patent Certificates ("SPCs").

               1.31. "PBI Patents" shall mean the Patents specified in Exhibit C, and any additional Patents owned or controlled by PBI during the term of the PBI License, the claims of which cover any aspect of activities pursuant to the Development Program, and/or the manufacture of Product. Notwithstanding the provisions of this Section 1.31, PBI Patents shall not include PBI Program Patents.

               1.32. "PBI Patents" shall mean PBI's patent(s) specified in Exhibit C.

               1.33.  "PBI Profit Target" shall have the meaning stated in
Section 6.2.1.

               1.34.  "PBI Program Inventions" shall have the meaning stated in
Section 7.1.2.

               1.35. "PBI Program Patents" shall mean any Patents claiming PBI Program Inventions.

               1.36. "Product" shall mean Screening Product, First Generation Monitoring Product, and/or Second Generation Monitoring Product.

               1.37 "Product Launch Date" as to a specific type of Product shall mean the date of First Commercial Sale of such Product in the Field.

               1.38. "Program Inventions" shall mean all inventions, discoveries, designs, works of authorship and other know-how which arise under the Development Program.

               1.39. "Royalty Period" as to a specific type of Product shall mean the period commencing with the Product Launch Date, and ending on the termination date of the license granted by ActiMed pursuant to Article 4 hereof.

               1.40. "Screening Product" shall mean a multi-component sampling and screening device consisting of a Test Device that provides a qualitative, yes/no threshold value and a collection sack based on SalivaSac-Registered Trademark-, which Screening Product, at the time of manufacture, use or sale, is either (a) covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or (b) covered by one or more claims of the Joint Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the Joint Program Patents.

               1.41. "Second Generation Monitoring Product" shall mean an integrated sampling and measurement device consisting of a Test Device and a collection sack based on SalivaSac-Registered Trademark-, and a measurement meter, which Second Generation Monitoring Product, at the time of manufacture, use or sale, is either (a) covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or (b) covered by one or more claims of the Joint Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the Joint Program Patents.

               1.42. "Test Device" shall mean a solid phase, high sensitivity, disposable device containing a dye described or claimed in the ActiMed Patents (including, without limitation, a proprietary hydrogen peroxide sensitive dye), e.g., a C3-based glucose detection film.

               1.43. "Third Party Confidentiality Agreement" shall have the meaning stated in Section 6.4.4.

               1.44. "Third Party Manufacturer" shall mean a third party licensed to manufacture Product pursuant to Section 6.4 hereof.

               1.45.  "Transfer Price" shall have the meaning stated in
Section 6.2.1.

          2.   DEVELOPMENT PROGRAM.

               2.1. PURPOSE. The parties agree that the purpose of the Development Program is the development of Product for commercial use.

               2.2. IMPLEMENTATION OF DEVELOPMENT PLAN. Each of the parties hereto shall use all commercially reasonable efforts to undertake the Development Program in accordance with the Development Plan set forth in Exhibit B, as modified from time to time by written mutual agreement of the parties, and the milestones set forth therein.

                      2.2.1. Each party shall designate one (1) of its employees as a member of an Advisory Committee, and an additional employee as an alternate member, which Advisory Committee shall oversee the implementation of the Development Plan. Each party can replace its designated Committee member at its discretion, but no more frequently than one time per calendar year.

                      2.2.2. Each of the parties shall provide the Advisory Committee complete monthly written reports and data on the status of their work under the Development Plan, and such other reports and information as may be requested from time to time by the Advisory Committee.

               2.3. ADVISORY COMMITTEE. The Advisory Committee shall (a) meet regularly, but no less than once a quarter, (b) monitor the Development Program, (c) oversee the implementation of the Development Plan, including, but not limited to, determining the satisfaction of milestones, reviewing the Development Budget, monitoring payments thereunder, making strategic decisions on overall scientific direction, and proposing revisions to the Development Plan to the parties as necessary, and (d) perform such other duties as the parties may from time to time agree to in writing. By affirmative vote, the Advisory Committee may make such changes or modifications to the Development Plan as may be necessary to achieve the milestones set forth therein. If the Advisory Committee is unable to agree on any aspect of the implementation of the Development Plan, including funding issues, strategy, and scientific direction, such implementation decisions shall be made by PBI, provided that PBI shall give full consideration and weight to ActiMed recommendations. PBI shall promptly inform ActiMed of its decision in writing, and within thirty (30) days of receipt of such notice, ActiMed may terminate the Development Program if ActiMed in good faith believes that the Development Program is not technically feasible in light of PBI's decision.

               2.4. PROJECT MANAGERS. In addition to the Advisory Committee, each party shall appoint from its employees other than those on the Advisory Committee one (1) Project Manager, which Project Managers shall be jointly responsible for coordination and communication between the parties.

               2.5.   RESEARCH FUNDING.

                      2.5.1.  The Development Budget shall be funded by PBI.

                      2.5.2. The Development Budget shall be mutually agreed upon on an annual basis by the Advisory Committee, within sixty (60) days of the date hereof, and every twelve (12) months thereafter. The Development
Budget shall include a fee of no less than [    *   ] per year per full-time
equivalent research scientist working on the Development Program and shall include additional Program expenses.

               2.6. PAYMENTS TO ACTIMED. During the term of the Development Program, ActiMed shall submit monthly invoices for all costs incurred by ActiMed pursuant to the Development Plan, inclusive of all taxes (the "Research Fee"), and which invoice shall be accompanied by documentation sufficient to support the Research Fee set forth in such invoice. Payment of the Research Fee shall be made by PBI within thirty (30) days of receipt of an invoice, provided that the Research Fee is consistent with the Development Budget.

               2.7. OVERRUN EXPENSES. Overrun Expenses shall be funded by the incurring party unless prior written approval of the other party to fund all or part of such Overrun Expense is obtained.

               2.8. DURATION AND EXTENSION OF DEVELOPMENT PROGRAM. The Development Program shall be conducted for that period of time established in the Development Plan. The parties anticipate that the Development Program shall commence on or about January 1, 1998, and shall continue for a period of twenty-four (24) months, which period may be extended upon the written agreement of the parties hereto.

          3.   PBI LICENSE.

               3.1. GRANT. PBI hereby grants to ActiMed a non-exclusive, royalty-free right and license to use the PBI Patents and PBI Program Patents, solely for the purpose of the Development Program ("PBI License").

               3.2. DURATION. The PBI License shall continue for the duration of the Development Program.

          4.   GRANT OF ACTIMED LICENSE.

               4.1. ActiMed hereby grants to PBI an exclusive, world-wide right and license, with the right to sublicense, to use the ActiMed Patents, and ActiMed Program Patents, to make, use, have made, sell, offer for sale, market and distribute Product solely for use in the Field (the "ActiMed License").


                                          7
                 *Omitted pursuant to a request for confidential treatment.

               4.2. DURATION. The ActiMed License shall continue in each country in which there exists a licensed Patent until the last to expire of such Patents, except as provided in Section 4.3 below.

               4.3. TERMINATION. ActiMed shall have the right to terminate the ActiMed License as to any country if PBI fails to meet its obligations pursuant to Article 5 to pay Royalties owing for Net Sales of Product by PBI or its sublicensees in that country, after ninety (90) days of written notice of PBI's failure and ActiMed's intention to terminate pursuant to this Section.

               4.4. EXPLOITATION. PBI shall use commercially reasonable efforts to produce and market Product for use in the Field, at PBI's expense, including, but not limited to, obtaining regulatory approval therefor. At PBI's request, ActiMed shall provide such data and other information in ActiMed's possession about its Test Device as may be required by PBI in obtaining regulatory approval of Product.

          5.   ROYALTIES.

               5.1. PBI shall pay royalties for Net Sales of Product by PBI or its sublicensees in the amount of [ * ] of Net Sales, or as otherwise set forth on Exhibit D ("Royalties"), subject to this Article 5.

               5.2. Forty-five (45) days after the close of each quarter, PBI shall pay the Royalties for Net Sales made the previous quarter by PBI and sixty
(60) days after the close of each quarter, PBI shall pay the Royalties for Net Sales made the previous quarter by its sublicensees. Accompanying each payment of Royalties, PBI shall transmit to ActiMed a report detailing Net Sales for the quarter by country, including dates and amounts of sale, and sufficiently detailed to allow ActiMed to calculate Royalties owed.

               5.3. PBI shall keep complete and accurate records of all sales and fees subject to the royalty obligations of this Article 5. ActiMed shall have the right, at ActiMed's expense, through a certified public accountant or like person, to examine such records during regular business hours; provided, however, that such examination shall not take place more often than once a year. If such examination reveals an underpayment of
Royalties greater than [        *        ], PBI shall reimburse ActiMed for
the cost of such examination.

               5.4. Beginning at the Product Launch Date for each type of Product, and for the term of the ActiMed License, PBI shall meet minimum annual sales volumes as set forth in Exhibit D ("Minimum Annual Sales"). Beginning at the end of Year 2, and at the end of each Year thereafter, if the sum of all the annual sales made by PBI and its sublicensees in the preceding two (2) Years is less than the sum of the Minimum Annual Sales for each of the preceding two (2) Years, ActiMed in its sole discretion may notify PBI that the ActiMed License as to that type of Product is henceforth non-exclusive.


                                          8
                 *Omitted pursuant to a request for confidential treatment.

          6.   RIGHT OF MANUFACTURE.

               6.1. At such time as PBI determines that it will have Product manufactured, PBI shall promptly notify ActiMed in writing of its determination. Such writing shall include sufficient information regarding PBI's manufacturing requirements as necessary to allow ActiMed to evaluate performing the manufacture. Within thirty (30) days, ActiMed shall confirm in writing to PBI its intent to negotiate a manufacturing agreement.

               6.2. MANUFACTURING AGREEMENT. In the event ActiMed exercises its rights pursuant to Section 6.1, the parties shall negotiate in good faith to enter into a mutually acceptable exclusive manufacturing agreement ("Manufacturing Agreement").

                      6.2.1. TRANSFER PRICE. Such agreement shall include a transfer price for delivery of the Product by ActiMed to PBI equal to [ * ] of Fully Absorbed Plant Cost per Product ("Transfer Price"). ActiMed and PBI agree and acknowledge that PBI's profit target in each of the screening and monitoring markets is [ * ] gross profit ("PBI Profit Target"). If, at the time the parties are negotiating to enter into a Manufacturing Agreement, the parties reasonably agree that the Product will not be competitive in the target market at the agreed Transfer Price, the parties will negotiate in good faith to reduce both the Transfer Price and the PBI Profit Target proportionately to gain and retain market share for the Product. The Manufacturing Agreement shall contain terms and conditions allowing for later similar adjustment(s) of the Transfer Price, if the parties agree an adjustment is necessary, and corresponding adjustment(s) of the PBI Profit Target.

                      6.2.2. LICENSE. The Manufacturing Agreement shall include an exclusive, royalty-free right and license to ActiMed to use the PBI Patents and PBI Program Patents to make Product for sale or use by PBI and its sublicensees.

                      6.2.3. TERMINATION. The Manufacturing Agreement shall provide that in the event ActiMed should decide to cease the manufacture of Product, ActiMed shall give 180 days' notice of its decision, and, as requested by PBI, shall cooperate with PBI in securing a Third Party Manufacturer, and provide information sufficient to manufacture Product.

                      6.2.4. OTHER TERMS AND CONDITIONS. The Manufacturing Agreement shall include other terms and conditions as agreed to by the parties.

               6.3. TERMINATION OF RIGHT OF MANUFACTURE. In the event that ActiMed does not elect to enter into negotiations with PBI, or, if by the expiration of one hundred twenty (120) days from PBI's initial notice, the parties cannot agree on terms and conditions of a manufacturing agreement:

                      6.3.1. PBI shall be free to contract with a third party for manufacture of the Product, pursuant to Section 6.4; and


                                          9
                 *Omitted pursuant to a request for confidential treatment.

                      6.3.2. ActiMed shall, within sixty (60) days of a request from PBI for the same, provide PBI with a writing containing such information as ActiMed possesses at the time of the request regarding the Manufacturing Process which ActiMed reasonably believes is necessary to enable PBI or a third party to manufacture Product as specified ("Manufacturing Process Information"), which Information shall be based on the level closest to full-scale production achieved through the Development Program, for example, laboratory tests, pilot plant tests or production line tests. ActiMed shall have no obligation to develop such Information, other than as specified herein as part of the Development Program, or to update such Information at any subsequent time, and makes no representation that the Manufacturing Process Information is sufficient to allow a third party to manufacture Product.

               6.4.   THIRD PARTY MANUFACTURE.

                      6.4.1. PBI shall have the right under Article 4 to grant a limited license to such Third Party Manufacturer to manufacture Product from Formulation and raw materials, subject to the terms of this Section. The Third Party Manufacturer's sublicense shall be limited to manufacture of Product for PBI and its sublicensees. The Third Party Manufacturer shall not have the right to (1) manufacture Formulation; (2) manufacture Product for anyone other than PBI and its sublicensees; (3) use Product; (4) sell Product; (5) assign its sublicense; or (6) grant sublicenses.

                      6.4.2. PBI shall be limited to one (1) Third Party Manufacturer at any given time of any Product component which is either (a) covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the ActiMed Patents or the ActiMed Program Patents, or (b) covered by one or more claims of the Joint Program Patents, or produced, processed or otherwise manufactured by any method and/or process covered by one or more claims of the Joint Program Patents.

                      6.4.3. FORMULATION SUPPLY AGREEMENT. In the event PBI exercises its right to grant a license to a Third Party Manufacturer pursuant to this Section 6.4, PBI and Actimed shall negotiate in good faith to enter into a mutually acceptable Formulation supply agreement ("Formulation Supply Agreement").

                         6.4.3.1.  The Formulation Supply Agreement shall
include a transfer price for delivery of Formulation by ActiMed to PBI, or, at PBI's request, to the Third Party Manufacturer, equal to [ * ] of Fully Absorbed Plant Cost for manufacture of Formulation, except that should the transfer price exceed [ * ] per Test Device, for amounts in excess of [ * ] per Test Device, the transfer price shall be calculated based on [ * ] of Fully Absorbed Plant Cost ("Formulation Transfer Price").

                         6.4.3.2.  The Formulation Supply Agreement shall
include an obligation by Actimed to supply Formulation in sufficient quantities and in a timely


                                          10
                 *Omitted pursuant to a request for confidential treatment.

fashion to meet PBI's manufacturing needs, subject to sufficient advance notice by PBI of its projected needs, and such other terms and conditions as agreed to by the parties.

                      6.4.4. In the event PBI exercises its right to grant a license to a Third Party Manufacturer pursuant to this Section 6.4, at PBI's request, ActiMed shall provide up to five (5) person days to consulting to the Third Party Manufacturer to assist the Third Party Manufacturer in the implementation of the Manufacturing Process Information, at the cost to PBI of [ * ] per day.

                      6.4.5. PBI shall obtain a signed confidentiality agreement from any such Third Party Manufacturer ("Third Party Confidentiality Agreement"), the terms and conditions of which shall be subject to prior written approval by ActiMed, and a copy of such Third Party Confidentiality Agreement shall be provided to ActiMed. ActiMed shall be an acknowledged third party beneficiary of such Third Party Confidentiality Agreement. Any breach of the terms of the Third Party Confidentiality Agreement by a Third Party Manufacturer shall be deemed a breach of this Agreement by PBI.

                      6.4.6. PBI shall give the Third Party Manufacturer only such Confidential Information as is required for the Third Party Manufacturer to manufacture the Product and only after such Confidential Information has been identified to ActiMed. In particular, and without limitation of the other provisions of this Section 6.4, the Third Party Manufacturer shall not be given any information regarding the Formulation except as necessary to manufacture Product. The Third Party Manufacturer shall not utilize the Confidential Information for any other purpose whatsoever.

          7.   OWNERSHIP OF INTELLECTUAL PROPERTY.

               7.1. OWNERSHIP OF PROGRAM INVENTIONS. As to ownership of Program Inventions:

                      7.1.1. ActiMed shall have and retain sole and exclusive title to Program Inventions, if such Program Invention is related to ActiMed Core Technology ("ActiMed Program Inventions");

                      7.1.2. PBI shall have and retain sole and exclusive title to Program Inventions, if such Program Invention is related to PBI Core Technology, ("PBI Program Inventions");

                      7.1.3. ActiMed and PBI shall jointly have and retain title to Program Inventions, if such Program Invention is related to both ActiMed Core Technology and PBI Core Technology, or if such Program Invention involve a combination thereof ("Joint Program Inventions"); and


                                          11
                     *Omitted pursuant to a request for confidential treatment.

                      7.1.4. the employer(s) of the inventing scientist(s) shall have and retain title, if such Program Invention relates to neither ActiMed Core Technology nor PBI Core Technology. If the inventing scientist(s) is/are ActiMed employee(s), such Program Inventions shall be deemed ActiMed Program Inventions; if the inventing scientist(s) is/are PBI employee(s), such Program Inventions shall be deemed PBI Program Inventions, and if there is at least one inventing scientist who is an employee of ActiMed and at least one inventing scientist who is an employee of PBI, such Program Inventions shall be deemed Joint Program Inventions.

               7.2. ASSIGNMENT OF PROGRAM PATENTS. Each party shall assign Patents of Program Inventions to the owner of such Program Invention as established in Section 7.1. Patents of Joint Program Inventions shall be assigned by the inventing party to both parties.

               7.3. Each party hereto shall enter into a written agreement with each person that it intends to involve in conducting the Development Plan, prior to the commencement of such person's involvement with the Development Plan, providing for the prompt disclosure to such party of any technology that such person may invent or discover, solely or jointly, and assigning to such party all of such person's right, title and interest in such technology.

               7.4. Each party, on behalf of itself and its directors, employees, officers, shareholders, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against any other party hereto, its officers, directors, employees, shareholders, agents, successors and assigns, which may arise in any way, except as a result of gross negligence, recklessness, or willful misconduct, in performance of Patent activities under this Article 7.

               7.5. Each party hereto shall disclose to the other party all information that it may receive (other than from the other party hereto) concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving Patents of Program Inventions, including without limitation the complete text thereof.

               7.6. The owner of a solely-owned Program Invention ("Invention Owner") shall, by qualified independent patent counsel and other intellectual property counsel, prepare, file and prosecute all United States patent, copyright and other applications for such Program Invention including divisions, continuations, continuations-in-part, reissues, reexaminations and derivatives, at the Invention Owner's expense. If the Non-owning Party is the inventing party, the Non-owning Party shall cooperate as necessary in the prosecution.
The Invention Owner shall provide the other party ("Non-owning Party") with copies of all such patent, copyright and other applications and filings within thirty (30) days of the date of such filing, and shall endeavor to deliver to the Non-owning Party copies of any communications with the applicable patent or copyright office, including without limitation, all office actions and responses, each patent or copyright application and filing, and each registration that issues thereon.

               7.7. The Development Plan shall include a list of foreign countries in which an Invention Owner shall seek foreign patent rights at the Invention Owner's expense ("Agreed Countries"). The list may be amended from time to time by mutual agreement of the parties. At the Invention Owner's discretion, an Invention Owner of a Program Invention may seek foreign patent rights at the Invention Owner's expense in foreign countries other than the Agreed Countries.

               7.8. PBI may request foreign patent rights in ActiMed Patents and/or ActiMed Program Patents for which U.S. applications are filed during the term of this Agreement for foreign countries other than the Agreed Countries ("Additional Countries"). PBI must request such rights, and specify the Additional Countries, within seven (7) months after the filing date of the U.S. application. PBI shall pay all costs associated with preparation, filing, prosecution, and maintenance of ActiMed Patents and ActiMed Program Patents in Additional Countries. All ActiMed Patents and ActiMed Program Patents will be held in the name of ActiMed and obtained using counsel selected by ActiMed. Failure to request such foreign patent rights will be considered an election not to seek foreign patent rights. ActiMed may file patent application(s) at its own expense in any Additional Country in which PBI has not elected to secure foreign rights, and any such foreign application(s) and resultant patent(s) shall not be subject to this Agreement. Nothing in this Section 7 is intended to, or shall, preclude PBI from selling or using Product in countries in which no patent protection exists.

               7.9. As to Patents of Joint Program Inventions, the parties shall agree on a case-by-case basis as to which party shall control the preparation, filing and prosecution of such Joint Program Patents in the United States, in Agreed Countries and in such foreign countries listed on Exhibit E, and how the expenses of seeking such patent rights shall be allocated. The parties agree that patent rights shall be sought for Joint Program Inventions in the United States and in Agreed Countries, and that it would be highly desirable to seek patent rights in the Additional Countries listed on Exhibit E. All Joint Program Patents will be held in the name of both parties. Neither party shall seek Patent rights in a foreign country other than the Agreed Countries and the Additional Countries listed on Exhibit E without prior written consent of the other party.

               7.10. PBI may terminate its license to a foreign patent application(s) or patent(s) in an Additional Country, and its obligation to pay for those foreign rights, upon ninety (90) days written notice to ActiMed. ActiMed may, at its sole discretion and expense, continue prosecution and/or maintenance of any patent(s) or application(s) for which PBI has relinquished rights.

               7.11. DISCONTINUANCE OF OBLIGATION TO PROSECUTE. The Invention Owner may, at any time, in its sole discretion decide that it desires to discontinue its responsibility for prosecution or maintenance of a particular Patent or copyright application or applications, or with respect to one or more Patent or copyright applications in a particular country. In such event, the Invention Owner shall promptly notify in writing the Non-owning Party of its intention to discontinue responsibility for prosecution or maintenance for such Patent or copyright application or applications, and, in any event, at least sixty (60) days prior to the effective date of such proposed discontinuance, in order to permit the Non-owning Party to determine whether it wishes to assume the responsibility therefor. The Non-owning Party shall have the right and option, but not the obligation, to assume the responsibility for prosecution and maintenance of such Patent or copyright or applications therefor which the owner desires to discontinue. The Non-owning Party shall inform the Invention Owner in writing of its decision to assume the responsibility for prosecution and maintenance of such Patent or copyright or applications therefor and the Invention Owner shall execute and deliver such documents and take such actions as are reasonably necessary or appropriate to effect such assumption and transfer of responsibility.

               7.12. MAINTENANCE OF PROPRIETARY RIGHTS. From and after the date of this Agreement, except as otherwise set forth in this Article 7, the party that has responsibility for particular Intellectual Property, shall take all actions reasonably necessary to diligently prosecute and maintain any Patents, copyrights or applications therefor covered by such Intellectual Property in the respective offices in which such patent or copyright applications have been filed. Such party shall also pay for all reasonable costs for the preparation, prosecution, issuance and maintenance of all patent and copyright applications that may be filed after the execution of this Agreement that cover the Intellectual Property.

               7.13. CONTROL OF JOINT PROGRAM PATENTS. The parties agree that each will use Joint Program Patents solely for the purpose of the Development Program and manufacturing, marketing and distribution of Product in the Field, pursuant to the terms and conditions of this Agreement, as except as otherwise agreed in a writing signed by both parties. The parties agree to negotiate in good faith to reach such agreement. The parties specifically acknowledge that without such signed writing, neither will use Joint Program Patents outside the Field.

               7.14. THIRD PARTY INFRINGEMENT. In the event that ActiMed or PBI becomes aware of actual or threatened infringement of a Program Invention in the Field, that party shall promptly notify the other party in writing.

                      7.14.1. SOLELY OWNED PROGRAM INVENTIONS. As to solely owned Program Inventions, the Invention Owner shall have the first right but not the obligation to bring, at its own expense, an infringement action against any third party and to use the Non-owning Party's name in connection therewith. If the Invention Owner elects not to commence a particular infringement action against a third party, then the Invention Owner shall

                            (a)  negotiate with such third party in lieu of such
action, for a period not to exceed six (6) months, except with the written consent of the Non-owning Party, or

                            (b)  within forty-five (45) days after becoming
aware of actual or threatened infringement, give written notice to the Non-owning Party and permit the

Non-owning Party to institute and prosecute such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other party if it would adversely affect the rights of the other party. In any event, ActiMed and PBI shall assist one another and cooperate in any such litigation at each other's request without expense to the requesting party.

                      7.14.2. JOINT PROGRAM INVENTIONS. As to Joint Program Inventions, within fifteen (15) days of such notice, the parties shall agree upon (1) whether to negotiate with such third party or to bring an infringement action; (2) counsel for such action; and (3) allocation of expenses therefor.
If the parties fail to agree within fifteen (15) days, either party may unilaterally, at its own expense, take such action it deems reasonably necessary to protect the Joint Program Invention, and may seek reimbursement of a portion of such expenses through arbitration pursuant to Section 13.2 hereof.

          8.   REPRESENTATIONS AND WARRANTIES.

               8.1. BY ACTIMED. ActiMed represents and warrants to PBI as follows:

                      8.1.1. ActiMed has all necessary corporate power to authorize the execution and consummation of this Agreement, and its execution and consummation will not contravene, result in the breach of, or constitute a default under any order, judgment, decree or award of any court or other governmental body, or any agreement or instrument by which it is bound.

                      8.1.2. ActiMed has the full right, power and authority to grant the licenses in the Intellectual Property that it has granted, or will grant, as the case may be, under this Agreement; it has not assigned, transferred or otherwise encumbered such right, power and authority; to the best of its actual knowledge, no other person or entity has any claim of ownership whatsoever with respect to its intellectual property; to the best of its actual knowledge, the exercise of the rights granted by it in its license grants in this Agreement will not infringe any rights (including without limitation patent rights) owned or possessed by any third party; and to the best of its actual knowledge, there are no pending claims or litigation relating to its intellectual property.

               8.2.   BY PBI.

                      8.2.1. PBI has all necessary corporate power to authorize the execution and consummation of this Agreement, and its execution and consummation will not contravene, result in the breach of, or constitute a default under any order, judgment, decree or award of any court or other governmental body, or any agreement or instrument by which it is bound.

                      8.2.2. PBI has the full right, power and authority to grant the licenses in the Intellectual Property that it has granted, or will grant, as the case may be, under this Agreement; it has not assigned, transferred or otherwise encumbered such right, power and authority; to the best of its actual knowledge, no other person or entity has any claim of ownership whatsoever with respect to its intellectual property; to the best of its actual knowledge, the exercise of the rights granted by it in its license grants in this Agreement will not infringe any rights (including without limitation patent rights) owned or possessed by any third party; and to the best of its actual knowledge, there are no pending claims or litigation relating to its intellectual property.

          9.   INDEMNIFICATION.

               9.1. INDEMNIFICATION BY ACTIMED. ActiMed shall indemnify and hold harmless PBI, its affiliates, officers, directors, employees, agents and representatives and any person claiming by or through any of them from and against any and all losses arising out of or resulting from: (i) any breach of any of the representations or warranties made by ActiMed in this Agreement; and
(ii) any failure by ActiMed to perform in all material respects any of its covenants or agreements contained in this Agreement, except to the extent such losses arise from the gross negligence or willful misconduct of PBI.

               9.2. INDEMNIFICATION BY PBI. PBI shall indemnify and hold harmless ActiMed, its affiliates, their respective officers, directors, employees, agents and representatives and any person claiming by or through any of them from and against any and all losses arising out of or resulting from:
(i) any breach of any of the representations or warranties made by PBI in this Agreement; (ii) any failure by PBI to perform in all material respects any of its covenants or agreements contained in this Agreement, except to the extent such losses arise from the gross negligence or willful misconduct of ActiMed; and (iii) any claim of bodily injury or property damage relating to the development, manufacture, use, distribution or sale of the Product or due to the negligence or willful misconduct of PBI or its employees or agents.

               9.3.   PROCEDURE.

                      9.3.1. In the event that an indemnified party ("Indemnitee") shall suffer a loss which is not the subject of a claim, demand, action, suit, proceeding, arbitration, investigation or inquiry (each and all of the foregoing items being herein referred to as "Litigation"), the Indemnitee shall give notice thereof to the party from whom such indemnification is being sought (the "Indemnitor").

                      9.3.2. Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in this Article 9, the Indemnitee shall give written notice thereof to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder. In case any such Litigation is brought against any

Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee of its intention to do so, within thirty (30) calendar days after receipt of notice from the Indemnitee, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation. Notwithstanding the assumption by the Indemnitor of the defense of any Litigation as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

                      9.3.3. If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee may assume the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in such Litigation or any settlement thereof effected by the Indemnitee. The Indemnitor shall be permitted to join in the defense of such Litigation and to employ counsel at its own expense.

          10. LIMITATION OF LIABILITY. Except as set forth in Article 9, the parties' liability to each other for any losses or damages, direct or indirect, in contract, tort or otherwise, arising out of the subject matter of this Agreement shall be limited to actual and direct damages. In no event shall either party be liable to the other for special, punitive, incidental or consequential damages.

          11.  TERM, TERMINATION AND BREACH.

               11.1. TERM. The term of this Agreement shall begin on the date hereof, and shall continue until the ActiMed License terminates unless terminated earlier under this Article 11. Termination of the Development Program shall not terminate this Agreement, which shall continue in full force and effect.

               11.2. MATERIAL BREACH. Either party may terminate this Agreement upon a material breach of any of the terms of this Agreement by the other party if the terminating party has given the breaching party notice of the breach and the breaching party has failed to remedy such breach within forty-five (45) days of notice of such breach. For purposes of this Agreement, failure of either party to materially comply with the Development Plan, including a failure to achieve milestones, shall constitute a breach.

               11.3.  RIGHTS UPON TERMINATION.

                      11.3.1. In the event this Agreement is terminated by either party, then each of the parties shall promptly return the other's Confidential Information, as defined in Article 12.

                      11.3.2. Upon termination, PBI shall cease manufacture and sale of the Product, except that PBI shall be permitted to sell existing inventory of the Product for a commercially reasonable time.

               11.4. SURVIVAL. In the event that this Agreement is terminated by either party for any reason, the following sections shall remain in force and in effect: Article 5, Article 7, Article 12, Section 13.2, Section 13.13.

          12.  CONFIDENTIALITY.

               12.1. CONFIDENTIAL INFORMATION. Except as provided below, each party to this Agreement shall keep secret and confidential the information, data, results and materials of the others disclosed to it prior to and during the term of this Agreement (collectively, the "Confidential Information"). In addition, the Confidential Information shall include the terms and conditions of this Agreement. For purposes of this Article 12, a party or parties receiving Confidential Information shall be termed the "Recipient" and the party providing the Confidential Information to the Recipient shall be termed the "Discloser".

               12.2. NON-DISCLOSURE. Recipient shall safeguard and hold confidential the Confidential Information with the same degree of care (but not less than a reasonable standard of care) it customarily employs with its own proprietary information, and shall not cause or permit the disclosure to, or use by, any person of such information, except as expressly permitted in writing by the Discloser or as specifically permitted in this Article 12.

               12.3. PERMITTED DISCLOSURE. Recipient shall limit disclosure of the Discloser's Confidential Information to those of its officers, employees, agents and representatives who shall have a need to know such information. Recipient may disclose Discloser's Confidential Information to the extent required by law, after providing Discloser with thirty (30) days' advance written notice of Recipient's intent to disclose, specifying the Confidential Information which Recipient intends to disclose. On a case by case basis, Recipient may seek written permission from Discloser to disclose specific Confidential Information to actual or potential sublicensees and distributors, subject to appropriate confidentiality obligations, which permission shall not be unreasonably withheld.

               12.4.  NON-CONFIDENTIAL INFORMATION.  The obligations of this
Article 12 shall not apply to information that: (a) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the Recipient or its employees or representatives; (b) as demonstrated by prior written records, is already known to Recipient at the time of disclosure hereunder; (c) is disclosed in good faith to Recipient (without obligation as to confidentiality) by a third party having a lawful right to do so; (d) is independently developed by Recipient which independent development can be documented by Recipient; or (e) is required to be disclosed pursuant to a court order.

               12.5. ADDITIONAL MEASURES. Recipient shall take such actions as Discloser may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this Article 12.

          13.  MISCELLANEOUS PROVISIONS.

               13.1. REMEDIES. Each of the parties hereto acknowledges and agrees that in the event of a breach or threatened breach of Article 12 of this Agreement, the other party has no adequate remedy at law and accordingly shall be entitled to injunctive and other equitable remedies in addition to any remedy it might have at law or in equity.

               13.2. ARBITRATION. Any controversy, dispute or claim among the parties arising out of or relating to this Agreement which cannot be amicably settled by the parties, shall be decided by arbitration in accordance with the rules of the American Arbitration Association for commercial arbitration in effect at the time the dispute arises, unless the parties hereto mutually agree otherwise. Any demand for arbitration must be made in writing to the other party, within a reasonable time after the controversy, dispute or claim arises. There will be a panel of three (3) arbitrators, one (1) selected by ActiMed, one
(1) selected by PBI, and one (1) selected by mutual agreement of the arbitrators selected by ActiMed and PBI, respectively. If the arbitrators selected by ActiMed and PBI, respectively, cannot agree on a third arbitrator within thirty
(30) days, then the American Arbitrators Association shall select the third arbitrator. Any arbitration involving Patents, Products, Program Inventions, or improvements thereof shall be heard by arbitrators who are experts in such areas. The seat of the arbitration shall be in New Jersey if PBI demands arbitration, and in California if ActiMed demands arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators shall be made by majority vote and shall be final and binding upon both parties. Neither party shall have the right independently to seek recourse to a court of law or other authorities in lieu of arbitration. Reasonable expenses of the arbitration shall be borne equally by the parties. Each party shall bear the expenses of its counsel and other experts.

               13.3. PUBLIC COMMUNICATIONS. Neither party shall make any press release or other similar public disclosure or announcement concerning this Agreement, without the prior written consent of the non-disclosing party, except as otherwise required by law. Consent will be deemed granted if no response is received from the non-disclosing party within five (5) business days of its confirmed written request for approval from the disclosing party. Notwithstanding the foregoing, in the event such disclosure or public announcement is required to be made on a more immediate basis in order to comply with applicable state or federal securities laws, then approval will be deemed granted if no response is received from the on-disclosing party within the time frames required by law; provided, however, that the disclosing party provides the non-disclosing party with notice of the legally required time frame for approval of the disclosure at the time of providing a copy of the proposed disclosure or announcement.

               13.4. APPROVAL OF PUBLICATIONS. All proposed publications, abstracts or oral presentations disclosing research or results obtained in the performance of the Development Program must be agreed to by both parties and must be submitted for review at least sixty (60) days in advance of the expected publication or presentation date. In the event either party is of the opinion that such publication, abstract or presentation would constitute the disclosure of subject matter proprietary to either company or the premature publication of patentable subject matter, either party shall promptly notify the other in writing, who should then delay publication or presentation of such article or abstract for a period of sixty (60) days until either (a) a United States patent application shall have been filed, or (b) the relevant teaching shall have been sufficiently deleted from the proposed publication, abstract or presentation in order to preclude public disclosure of the subject matter.

               13.5. CONSENTS NOT UNREASONABLY WITHHELD OR DELAYED. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, such consent or approval shall not be unreasonably withheld or delayed.

               13.6. ENTIRE AGREEMENT; WAIVERS. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar).

               13.7. AMENDMENT OR MODIFICATION. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by both parties.

               13.8. INDEPENDENT CONTRACTORS. The parties agree that with respect to the business arrangement contemplated herein they shall both be acting as independent contractors and nothing herein contained or contained in this Agreement shall constitute the parties as entering upon a joint venture nor shall constitute either party as the agent for the other for any purposes whatsoever.

               13.9. SEVERABILITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

               13.10. ASSIGNMENT; BINDING EFFECT. Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part to any individual, firm or corporation without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, this Agreement shall be assignable by either party without the consent of the other to an Affiliate or in the event of a merger, consolidation or sale of substantially all of the assets or stock of the assigning party. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof).

               13.11. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, Federal Express (or similar courier service), or registered or certified mail, postage prepaid, addressed as follows:

                      If to ActiMed, to it at:
                      5 Terri Lane
                      ----------------------------------
                      Burlington, NJ 08016
                      ----------------------------------
                      ----------------------------------

                      If to PBI, to it at:
                      1370 Reynolds Ave
                      ----------------------------------
                      Suite 119
                      ----------------------------------
                      Irvine, CA 92614
                      ----------------------------------

          Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being sent by Federal Express or a similar overnight courier service, if sent by Federal Express or such similar courier service, (c) one business day after being delivered, if delivered by telecopier and (d) five business days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other party hereto.

               13.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

               13.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that state, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The parties agree that New Jersey courts (state and federal) will have exclusive jurisdiction over any disputes arising out of this Agreement.

               13.14. FORCE MAJEURE.

                      13.14.1. MEANING. "Force Majeure" shall mean any cause which is beyond the reasonable control of the party invoking Force Majeure and which, by the exercise of reasonable diligence, such party is unable to prevent, including but not limited to, and whether or not of the same class or kind as, the following: any law, decree, regulation, order, or request of any governmental authority (national, state, or regional), nationalization, expropriation, confiscation, requisition, riot, war, hostilities, public disturbance, act of the public enemy, act of terrorism, strike, lockout or other labor dispute, fire, flood, earthquake, storm, tidal wave, explosion, Act of God, accident of navigation, breakdown or failure of transportation or transportation facilities.

                      13.14.2. LIMITATIONS.  The provisions of this
Section 13.14 shall not be available to a party if such party fails to use reasonable diligence to remedy the applicable situation described in
Section 13.14 in an adequate manner and with all reasonable dispatch or if such applicable situation is caused by such party, except that this Section 13.14 shall not require the settlement of strikes or labor controversies by acceding to the demand of the opposing party or parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Research and Development Agreement to be executed effective as of the date first above appearing.

                                   ACTIMED LABORATORIES, INC.

                                   By: /s/ James A. Wylie, Jr.
                                      ---------------------------------
                                         Name: James A. Wylie, Jr.
                                         Title: President

                                   Date: 12/11/97
                                        -------------------------------

                                   PACIFIC BIOMETRICS, INC.

                                   By: Paul G. Kanan
                                      ---------------------------------
                                         Name: Paul G. Kanan
                                         Title: President and CEO

                                   Date: 12/8/97
                                        -------------------------------